CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Calvert World Values Fund, Inc. on Form N-1A (File Numbers 33-45829 and 811-06563) of our reports dated November 8, 1996 on our audits of the financial statements and financial highlights of International Equity Fund and Calvert Capital Accumulation Fund, which reports are included in the Annual Reports to Shareholders for the year ended September 30, 1996 which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectuses and under the caption "Independent Accountants and Custodians" in the Statements of Additional Information.






COOPERS & LYBRAND L.L.P.




Baltimore, Maryland
January 10, 1997